SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 13, 2012

LEAP WIRELESS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34865	33-0811062
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5887 Copley Drive

San Diego, California 92111

(Address of Principal Executive Offices)

(858) 882-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2012, Leap Wireless International, Inc. (“Leap”) and Cricket Communications, Inc. (“Cricket”) (collectively, the “Company”) entered into a Separation Agreement (the “Agreement”) with Raymond J. Roman, the Company’s Chief Operating Officer.

Under the Agreement, Mr. Roman will cease serving as an officer of the Company, effective immediately, and his employment with the Company will terminate on July 31, 2012. In connection with the termination of his employment, the Company will provide Mr. Roman with a cash payment in the amount of $495,000. Mr. Roman will cease vesting in long-term incentive awards previously granted to him by the Company, which awards will terminate pursuant to their terms.

Beginning on August 1, 2012, Mr. Roman will provide consulting services to the Company through the end of the year (the “Consulting Period”). During such period, Mr. Roman will be paid an amount equal to his current monthly salary and will be eligible to receive, at the end of the Consulting Period, a cash bonus of up to $220,000, depending on his performance.

The foregoing description is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as an exhibit hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Separation Agreement dated July 13, 2012 among Leap Wireless International, Inc., Cricket Communications, Inc. and Raymond J. Roman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.

Date: July 16, 2012

	By:	/s/ Robert J. Irving, Jr.
Robert J. Irving, Jr.
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement dated July 13, 2012 among Leap Wireless International, Inc., Cricket Communications, Inc. and Raymond J. Roman.